UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
December 29, 2008 (December 22, 2008)
Date of Report (Date of earliest event reported)
MCAFEE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31216	77-0316593
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of principal executive offices)
(408) 546-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 22, 2008, McAfee, Inc. (the “Company”) entered into a Credit Agreement among the Company, McAfee Ireland Holdings Limited (“McAfee Ireland”), the subsidiaries of the Company party thereto as guarantors, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer (the “Credit Agreement”). The Credit Agreement provides for a $100.0 million unsecured term loan to the Company, and a $100.0 million unsecured revolving credit facility, with a $25.0 million letter of credit sublimit, under which either the Company or McAfee Ireland may borrow. The term loan is available for draw from January 5, 2009 through January 9, 2009. The Credit Agreement also contains an expansion option permitting the Company to arrange with existing lenders and/or new lenders for them to provide up to an aggregate of $200.0 million in additional commitments. The facility was undrawn at closing. The Company intends to draw the full amount of the term loan during the availability period. Initial borrowing under the Credit Agreement by McAfee Ireland is subject to satisfaction of certain conditions precedent.
     The principal of, together with accrued interest on, the term loan is due on December 22, 2009. The revolving credit facility terminates on December 22, 2011, on which date all outstanding principal of, together with accrued interest on, any revolving loans will be due. The Company may prepay the loans and terminate the commitments at any time, without premium or penalty, subject to reimbursement of certain costs in the case of eurocurrency loans.
     Loans may be made in U.S. dollars, euros or other currencies agreed to by the lenders. Loans will bear interest at the election of the Company at the prime rate or at an adjusted LIBOR rate plus a margin (ranging from 2.00% to 2.50%) that varies with the Company’s consolidated leverage ratio (a “eurocurrency loan”). Interest on the loans is payable quarterly in arrears with respect to prime rate loans and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of eurocurrency loans.
     The credit facility contains financial covenants, measured at the end of each of the Company’s fiscal quarters, providing that the Company’s consolidated leverage ratio (as defined in the Credit Agreement) cannot exceed 2.0 to 1.0 and its consolidated interest coverage ratio (as defined in the Credit Agreement) cannot be less than 3.0 to 1.0.
     Additionally, the credit facility contains affirmative covenants, including covenants regarding the payment of taxes, maintenance of insurance, reporting requirements and compliance with applicable laws. The credit facility contains negative covenants, among other things, limiting the ability of the Company and its subsidiaries to incur debt, liens, make acquisitions, make certain restricted payments and sell assets. The events of default under the credit facility include payment defaults, cross defaults with certain other indebtedness, breaches of covenants, judgment defaults, bankruptcy events and the occurrence of a change in control (as defined in the Credit Agreement).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
     (d) Exhibits:

10.1 –	Credit Agreement dated as of December 22, 2008 among McAfee, Inc., McAfee Ireland Holdings Limited, the subsidiaries of McAfee, Inc. party thereto as guarantors, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCAFEE, INC.
Date: December 29, 2008	By:	/s/ Keith Krzeminski
Keith Krzeminski
Senior Vice President, Finance and Chief Accounting Officer